Exhibit 23.3

CONSENT OF BOENNING & SCATTERGOOD, INC.

[LETTERHEAD OF BOENNING&SCATTERGOOD, INC.]

CONSENT OF FINANCIAL ADVISOR

We hereby consent to the use of our fairness opinion included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of The First National Bank of Newport with and into Orrstown Financial Services, Inc. and to the reference to our firm’s name under the captions “Background of the Merger,” “Reason’s for Merger: First National’s Board of Directors,” “First National’s Financial Advisor Says Merger Consideration is Fair from a Financial Point of View to First National Shareholders,” “Opinion of First National’s Financial Advisor” and “Compensation of Boenning & Scattergood, Inc.” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

By:	/s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

January 20, 2006